Exhibit 10.3

ePlus inc.
Stock Agreement

Recipient:	%%FIRST_NAME%-% %%MIDDLE_NAME%-%%%LAST_NAME%-%
Grant Number:	%%OPTION_NUMBER%-%
Date of Award:	%%OPTION_DATE%-%
Total Number of Shares:	%%TOTAL_SHARES_GRANTED%-%

1.
Stock – Terms and Conditions.  This Agreement confirms the issuance under and subject to the provisions of the ePlus inc. 2017 Non-Employee Director Long-Term Incentive Plan (the “Plan”) and the terms and conditions set forth herein (“Terms and Conditions”) to the above-named participant of Stock in lieu of cash compensation of such number of shares of common stock, $0.01 par value per share (the “Common Stock”), of the Company as set forth above. This Agreement merely evidences such issuance of Stock, and does not constitute property of any nature or type or confer any additional rights. This issuance is subject in all respects to the applicable terms of the Plan. A copy of the Plan (or related Prospectus delivered to you with this Agreement) may be obtained at no cost by contacting the Corporate Secretary at 13595 Dulles Technology Drive, Herndon, Virginia 20171.

2.
Restriction Period.  This Agreement reflects shares issued pursuant to the Recipient’s Stock Fee Election pursuant to Section 7(c) of the Plan. As more fully described in the Plan, the Shares are not subject to any Restriction Period.

3.	Restrictions and Forfeiture. The Stock shall not be subject to restrictions or forfeiture.

4.
Release of Stock. As soon as reasonably practicable following the issuance of the Stock,  the Company shall at its option, cause the Stock to which the participant is entitled pursuant hereto (i) to be released without restriction on transfer by delivery to the custody of the participant of a stock certificate in the name of the participant or his or her designee, or (ii) to be credited without restriction on transfer to a book-entry account for the benefit of the participant or his or her designee maintained by the Company’s stock transfer agent or its designee.

5.
Taxes.  Recipient acknowledges that he or she will incur a tax liability for the year in which the Stock is received. The number of shares shall be determined by dividing the cash compensation deferred for a calendar quarter of service by the Fair Market Value on the date of grant (determined without regard to the restrictions applicable thereto) and the first trading day of the following calendar quarter shall be considered the grant date of the Restricted Stock Award.

6.
Miscellaneous.  These Terms and Conditions and other portions of this Agreement: (a) shall be binding upon and inure to the benefit of any successor of the Company; (b) shall be governed by the laws of the State of Delaware and any applicable laws of the United States; and (c) except as permitted under Sections 9 and 11 of the Plan, may not be amended without the written consent of both the Company and Recipient. The issuance of the Stock shall not constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain the director for any period of time, or at any particular rate of compensation.

7.
Incorporation of Plan Provisions.  The Terms and Conditions and this Agreement are made pursuant to the Plan, the provisions of which are hereby incorporated by reference.  Capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan.  In the event of a conflict between the terms of the Terms and Conditions and this Agreement, and the Plan, the terms of Plan shall govern, it being understood and mutually agreed that the Stock is not subject to forfeiture.

Quarterly Stock Agreement, for stock issued in lieu of cash pursuant to Section 7(c) of the
2017 Non-Employee Director LTIP.  Revised and approved by the Compensation Committee
On May 3, 2022, for awards granted on or after July 1, 2022_updated per NP for Oct 1, 2022.

8.
Parachute Payments.  In the event that any payment or benefit received or to be received by the participant under this Agreement or any other award under the Plan in connection with a Change in Control, as defined in the Plan, (collectively, the “Change in Control Payments”) would (i) constitute (together with other payments or benefits contingent on a Change in Control) a “parachute payment” within the meaning of Section 280G of the Code or any successor provision and (ii) but for this section, be subject to the excise tax imposed by Section 4999 of the Code or any successor provision (the “Excise Tax”), then the participant shall receive:

(A)	the full amount of such Change in Control Payments, or
(B)	such lesser amount of such Change in Control Payments, which would result in no portion of such Change in Control Payments being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the participant, on an after-tax basis, of the greatest amount of payments or benefits contingent on the Change in Control (including without limitation the Change in Control Payments), notwithstanding that all or some portion of such Change in Control Payments may be taxable under Section 4999 of the Code.

Any determination required under this section shall be made in writing by an independent public accounting firm or other independent third party selected by the Company (the “Accountants”), whose costs shall be paid by the Company and whose determination shall be conclusive and binding upon the participant and the Company for all purposes.  For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section.  In the event the Accountants determine the Change in Control Payments are to be reduced under (B) above, such reduction shall first be made as to any such Common Stock payment or benefit under any Plan awards in reverse chronological order of the grant date, then any such cash payment or benefit under any Plan awards in reverse chronological order of the grant date.